                                               ARTICLES OF AMENDMENT
                             OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                         EMMIS COMMUNICATIONS CORPORATION

The undersigned officer of EMMIS COMMUNICATIONS CORPORATION (the "Corporation"), existing pursuant to the
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provisions of the Indiana Business Corporation Law (IND. CODEss.23-1 et seq.) as amended (the "Act"), desiring to
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give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation, certifies the following facts:

                                               ARTICLE I - Amendment

SECTION 1:        The date of incorporation of the Corporation is:

                  July 17, 1986

SECTION 2:        The name of the Corporation following this amendment of its Amended and Restated Articles of
Incorporation is:

                  EMMIS COMMUNICATIONS CORPORATION

SECTION 3:        The text of the Amended and Restated Articles of Amendment is amended to add Exhibit B as follows:

                  SEE ATTACHED EXHIBIT 1
                               ---------

This amendment is to be effective upon filing.

                                     ARTICLE II - Manner and Adoption and Vote

SECTION 1:  Action by Directors:

The Board of Directors of the Corporation duly adopted resolutions amending the Amended and Restated Articles of
Incorporation.  These resolutions were adopted at a meeting held on March 11, 2001 at which a quorum was present.

SECTION 2:  Action by Shareholders:

Pursuant to I.C. 23-1-25-2(d), the Shareholders of the Corporation were not required to vote with respect to this amendment to the Amended and Restated Articles of Incorporation.

SECTION 3:  Compliance with legal requirements:

The manner of the adoption of the Articles of Incorporation and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Amended and Restated Articles of Incorporation, and the
Code of By-Laws of the Corporation.

         I hereby verify, subject to penalties for perjury, that the facts contained herein are true this 26th day of March, 2001.

                                                     /s/   J. Scott Enright
                                                     ---------------------------------
                                                     J. Scott Enright
                                                     Vice President and Associate General Counsel

                                                     EXHIBIT 1
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                                                     Exhibit B
                                            to the Amended and Restated
                                           Articles of Incorporation of
                                         Emmis Communications Corporation

Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article VIII, Section 8.01 of the Corporation's Amended and Restated Articles of Incorporation, as
amended from time to time (the "Articles of Incorporation"), and pursuant to I.C. 23-1-25-2, the Board of
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Directors hereby creates a series of preferred stock of the Corporation with the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Articles of Incorporation which are applicable to the preferred stock of all classes and series):

1.       Designation, Amount and Ranking.
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1.1      There shall be created from the 10,000,000 shares of preferred stock, par value $0.01 per share, of the
Corporation authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the "12.50% Senior Preferred Stock," par value $0.01 per share (the "Senior Preferred Stock"), and
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the number of shares of such series shall be 250. Such number of shares may be decreased by resolution of the
Board of Directors; provided that no decrease shall reduce the number of shares of Senior Preferred Stock to a number less than that of the shares of Senior Preferred Stock then outstanding plus the number of shares issuable upon exercise of options or rights then outstanding.

1.2      The Senior Preferred Stock, with respect to dividend distributions upon the liquidation, winding-up and dissolution of the Corporation, ranks:

(a)      senior to all classes of the Corporation's common stock and to each other class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation ("Senior
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Securities");
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(b)      ratably with the Corporation's 6.25% Series A Cumulative Convertible Preferred Stock and with any class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the
Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the
Senior Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation ("Parity Securities"); and
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(c)      subject to certain conditions which include the affirmative vote or consent of the holders of at least a majority of the outstanding Senior Preferred Stock, junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

1.3      The Corporation may not authorize, create (by way of reclassification or otherwise) or issue any Senior
Securities (other than Disqualified Stock), or any obligation or security convertible into or evidencing the right to purchase Senior Securities (other than Disqualified Stock), without the consent of the holders of at least a majority in Liquidation Preference of the then outstanding Senior Preferred Stock, in each case, voting as a single class.

2.       Definitions.  As used in this Exhibit B, the following terms shall have the following meanings:
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2.1       "Acquired Debt" means, with respect to any specified Person:
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         (1)      Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation,
         Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

         (2)      Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

2.2      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or
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controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.  For purposes of this definition, the terms
"controlling," "controlled by" and "under common control with" have correlative meanings.

2.3      "Applicable Premium" means, with respect to any share of Senior Preferred Stock on any Redemption Date,
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the greater of:

         (1)      1.0% of the Liquidation Preference of the share; or

         (2)      the excess of:

                      (a)  the present value of the Liquidation Preference at such Redemption Date of (i) the redemption price of the share at March 15, 2006 (such redemption price being set forth in the table appearing above) plus (ii) all required dividend payments due on the share through March
                  15, 2006 (excluding accrued but unpaid dividends), computed using a discount rate equal to the
                  Treasury Rate as of such Redemption Date plus 50 basis points; over

                      (b)  the Liquidation Preference of the share.

2.4      "Asset Sale" means:
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         (1)      the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries taken as a whole will be governed by Section 7 and subsection 11.4 and not by Section 8; and

         (2)      the issuance of Equity Interests by any of the Corporation's Restricted Subsidiaries or the
         sale of Equity Interests in any of its Subsidiaries.

                  Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

         (1)      any single transaction or series of related transactions that:  (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Corporation and its
         Restricted Subsidiaries of less than $1.0 million;

         (2)      a transfer of assets between or among the Corporation and any of its Restricted Subsidiaries;

         (3)      an issuance of Equity Interests by a Restricted Subsidiary to the Corporation or to another
         Restricted Subsidiary;

         (4)      a transfer by the Corporation of assets in a transaction that qualifies as a charitable contribution or donation and which does not exceed $2.0 million in the aggregate; and

(5)      a Restricted Payment or Permitted Investment that is permitted under subsection 11.1.

2.5      "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination,
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the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

2.6      "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange
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Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in
Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

2.7      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in The
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City of New York are authorized or required by law or executive order to close.

2.8      "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the
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liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

2.9      "Capital Stock" means:
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         (1)      in the case of a corporation, corporate stock;

         (2)      in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

         (3)      in the case of a partnership or limited liability company, partnership or membership interests
         (whether general or limited); and

         (4)      any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

2.10     "Cash Equivalents" means:
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         (1)      United States dollars;

         (2)      securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

         (3)      certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

         (4)      repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

         (5)      commercial paper or marketable direct obligations issued by any state of the United States of
         America or any political subdivision of any such state or any public instrumentality thereof, in each case, having one the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard &
         Poor's Ratings Group and in each case maturing within one year after the date of acquisition; and

         (6)      money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) - (5) of this definition.

2.11     "Change of Control" means the occurrence of any of the following:
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         (1)      the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

         (2)      the adoption of a plan relating to the liquidation or dissolution of the Corporation;

         (3)      the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties and disregarding any holding company whose principal asset is capital stock of the Corporation, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting
         Stock of the Corporation, measured by voting power rather than number of shares; or

         (4)      the first day on which a majority of the members of the Board of Directors of the Corporation are not Continuing Directors.

2.12      "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of
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such Person for such period plus:

         (1)      an amount equal to any extraordinary loss on an after tax basis plus any loss realized in connection with an Asset Sale or any refinancing of a Credit Facility on an after tax basis, to the extent such losses were deducted in computing such Consolidated Net Income; plus

         (2)      provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated
         Net Income; plus

         (3)      consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease
         Obligations, imputed interest with respect to Attributable Debt, commissions, consent fees, premiums, prepayment penalties, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

         (4)      depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net
         Income; plus

         (5)      all one-time cash compensation payments in connection with employment agreements (or replacement therefor) as in effect on March 27, 2001; minus

         (6)      non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

                  Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Corporation shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Corporation only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Corporation by such
Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter, all judgments, decrees, orders, statutes, rules and governmental regulations, and all agreements and instruments applicable to that Subsidiary or its stockholders.

2.13     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net
          -----------------------
Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

         (1)      the Net Income or loss of any Person other than the Corporation that is not a Restricted
         Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted
         Subsidiary thereof;

         (2)      the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net
         Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation (and, with respect to the Senior Preferred
         Stock, any agreement or instrument) applicable to that Restricted Subsidiary or its stockholders;

         (3)      the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

         (4)      the cumulative effect of a change in accounting principles shall be excluded; and

         (5)      the Net Income or loss of any Unrestricted Subsidiary shall be excluded whether or not distributed to the specified Person or one of its Subsidiaries.

2.14     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:
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         (1)      the consolidated equity of the common stockholders of such Person and its consolidated
         Subsidiaries as of such date; plus

         (2)      the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

2.15     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of
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the Corporation who:

         (1)      was a member of such Board of Directors on March 27, 2001;

         (2)      was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

         (3)      is a designee of a Principal or was nominated by a Principal.

2.16     "Credit Agreement" means the Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated
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as of December 29, 2000, as amended, among Emmis Communications Corporation, the lenders named therein, Toronto
Dominion (Texas), Inc., as Administrative Agent, Fleet National Bank, as Documentation Agent, First Union
National Bank, as Syndication Agent, and Credit Suisse First Boston Corporation, as co-document agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

2.17     "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit
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Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

2.18       "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into
            ------------------
which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof in whole or in part, on or prior to the date that is
91 days after the date on which the Senior Preferred Stock becomes mandatorily redeemable; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Corporation to repurchase such Capital Stock upon the occurrence of a Change of Control or an
Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the
Corporation may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with subsection 11.1.

2.19      "Emmis Holdings" means Emmis Holdings Corporation, an Indiana corporation which, if formed, will become
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the holding company parent of the Corporation.

2.20     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital
          ----------------
Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

2.21      "Equity Offering" means any sale of Equity Interests of the Corporation (excluding sales made to any
           ---------------
Restricted Subsidiary and excluding sales of Disqualified Stock) (a) to the public pursuant to an effective registration statement under the Securities Act or (b) in a private placement of Equity Interests of the
Corporation pursuant to an exemption from the registration requirements of the Securities Act.

2.22     "Escrow Corp." means Emmis Escrow Corporation, an Indiana corporation.
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2.23     "Escrow Corp. Merger" means the merger transaction involving Escrow Corp., Escrow Holdings and the
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Corporation (or Emmis Holdings) pursuant to the Escrow Corp. Merger Agreement.

2.24     "Escrow Corp. Merger Agreement" means the Agreement and Plan of Merger with respect to the Escrow Corp.
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Merger, dated as of March 27, 2001.

2.25     "Escrow Holdings" means Emmis Escrow Holding Corporation, an Indiana corporation.
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2.26      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations
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promulgated thereunder.

2.27     "Existing Indebtedness" means Indebtedness of the Corporation and its Subsidiaries (other than
          ---------------------
Indebtedness under the Credit Agreement) in existence on March 27, 2001, until such amounts are repaid.

2.28     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:
          -------------

         (1)      the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to
         Hedging Obligations; plus

         (2)      the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

         (3)      any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets, of such Person or one of its Restricted
         Subsidiaries, whether or not such Guarantee or Lien is called upon and limited to the amount of such
         Guarantee or the fair market value of such property secured by such Lien, as the case may be.

2.29     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of
          ----
the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on March 27, 2001.

2.30     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the
          ---------
ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

2.31     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:
          -------------------

         (1)      interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

         (2)      other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

2.32     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not
          ------------
contingent, in respect of:

         (1)      borrowed money;

         (2)      evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

         (3)      banker's acceptances;

         (4)      representing Capital Lease Obligations;

         (5)      the balance deferred and unpaid of the purchase price of any property; or

         (6)      representing any Hedging Obligations,

except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a
Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such
Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.  The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

2.33      "Investments" means with respect to any Person, all investments by such Person in other Persons
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(including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of
Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Corporation or any Restricted Subsidiary of the Corporation sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Corporation or a Restricted Subsidiary of the Corporation issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Corporation, the Corporation shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in subsection 11.1(e).

2.34     "Issue Date" means the original date of issuance of the Senior Preferred Stock.
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2.35     "Junior Disqualified Preferred Stock" means Disqualified Stock that ranks junior in right of payment to
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the Corporation's obligations under the Senior Preferred Stock.

2.36     "Leverage Ratio" means, with respect to any specified Person on any date of determination (the
          --------------
"Calculation Date"), the ratio, on a pro forma basis, of (1) the sum of the aggregate outstanding amount of
Indebtedness, Disqualified Stock and Pari Passu Preferred Stock (other than the outstanding Series A Preferred
Stock) of such Person and its Restricted Subsidiaries as of the Calculation Date determined on a consolidated basis in accordance with GAAP to (2) the Consolidated EBITDA of such Person and its Restricted Subsidiaries attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period.  For purposes of calculating the
Leverage Ratio:

         (1)      acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the
         Reference Period or subsequent to such Rreference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of such Reference Period and Consolidated EBITDA for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

         (2)      transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period.

2.37     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or
          ----
encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

2.38     "Liquidation Preference" means, with respect to each share of Senior Preferred Stock, $1,000,000.
          ----------------------

2.39      "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in
           ----------
accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

         (1)      any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted
         Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted
         Subsidiaries; and

         (2)      any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

2.40     "Net Proceeds" means the aggregate cash proceeds received by the Corporation or any of its Restricted
          ------------
Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

         (1)      the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof;

         (2)      taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

         (3)      amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

         (4)      all distributions and other payments required to be made to minority interest holders in
         Restricted Subsidiaries as a result of such Asset Sale;

         (5)      the deduction of appropriate amounts provided by the seller as a reserve in accordance with
         GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Corporation or any Restricted Subsidiary after such Asset Sale; and

         (6)      without duplication, any reserves that the Corporation's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;
         provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

2.41      "Non-Recourse Debt" means Indebtedness:
           -----------------

         (1)      as to which neither the Corporation nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute
         Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender;

         (2)      no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Corporation or any of its Restricted Subsidiaries to
         declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

         (3)      as to which the lenders have been notified in writing that they will not have any recourse to the assets of the Corporation or the stock or assets of any of its Restricted Subsidiaries (except that this clause (3) will not apply to any Indebtedness incurred by the Corporation and its Subsidiaries prior to March 27, 2001).

2.42     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages
          -----------
and other liabilities payable under the documentation governing any Indebtedness.

2.43     "Officers' Certificate" has the meaning given to that term in the the indenture dated as of March 27,
          ---------------------
2001, between Escrow Corp. and The Bank of Nova Scotia Trust Company of New York, as amended or supplemented, providing for the issuance of Senior Discount Notes.

2.44     "Pari Passu Preferred Stock" means preferred stock of the Corporation which by its terms is equal in
          --------------------------
right of payment to the Corporation's obligations under the Senior Preferred Stock.

2.45     "Permitted Business" means any business conducted by the Corporation, its Restricted Subsidiaries on
          ------------------
March 27, 2001 and any other business related, ancillary or complementary to any such business.

2.46      "Permitted Investments" means:
           ---------------------

         (1)      any Investment in the Corporation or in a Restricted Subsidiary of the Corporation;

         (2)      any Investment in Cash Equivalents;

         (3)      any Investment by the Corporation or any Restricted Subsidiary of the Corporation in a Person,
         if as a result of such Investment:

                      (a)  such Person becomes a Restricted Subsidiary of the Corporation; or

                      (b)  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a
                  Restricted Subsidiary of the Corporation;

(4)      any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described in Section 8;

         (5)      any acquisition of assets solely in exchange for the issuance of Equity Interests (other than
         Disqualified Stock) of the Corporation;

         (6)      other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) since March 27, 2001, not to exceed
         $15 million in the aggregate;

         (7)      Investments in Permitted Joint Ventures, provided that, at the time of and immediately after giving pro forma effect to such Investment (and any related transaction or series of transactions), the
         Leverage Ratio under clause (C) of subsection 11.2(a) would be less than or equal to such Leverage Ratio immediately prior to such Investment;

         (8)      any purchase, redemption, defeasance or other acquisition of Indebtedness of the Corporation or any Restricted Subsidiary using the proceeds of Permitted Refinancing Indebtedness incurred under paragraph (5) of the definition of Preferred Stock Permitted Debt in subsection 11.2;

         (9)      agreements relating to the Indebtedness incurred under paragraph (7) of the definition of
         Preferred Stock Permitted Debt in subsection 11.2;

         (10)     Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in good faith settlement of delinquent obligations of such trade creditors or customers;

         (11)     guarantees of Indebtedness otherwise permitted to be incurred by this Exhibit B;

         (12)     Investments in the form of Productive Assets received in connection with an Asset Sale;

         (13)     commission, travel, payroll, entertainment, relocation and similar advances made to officers and employees of the Corporation or any Restricted Subsidiary made in the ordinary course of business;
         and

         (14)     any Investment in the form of loans or advances to employees of the Corporation not to exceed
         $3.0 million in aggregate principal amount at any one time outstanding.

2.47     "Permitted Joint Ventures" means a corporation, partnership or other entity (other than a Subsidiary)
          ------------------------
engaged in one or more Permitted Businesses in respect of which the Corporation or a Restricted Subsidiary
(a) beneficially owns at least 20% of the Equity Interests of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be the Corporation or a
Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.

2.48      "Permitted Refinancing Indebtedness" means any Indebtedness of the Corporation or any of its Restricted
           ----------------------------------
Subsidiaries, Disqualified Stock or Pari Passu Preferred Stock of the Corporation issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness,
Disqualified Stock or Pari Passu Preferred Stock of the Corporation or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

         (1)      the principal amount, initial accreted value or liquidation preference, if applicable, of such
         Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or dividends on, the Indebtedness or preferred stock so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses, consent fees and prepayment premiums incurred in connection therewith);

         (2)      such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

         (3)      if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable to the holders of the notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4)      such Indebtedness is incurred either by the Corporation or by the Restricted Subsidiary who is
         the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

2.49     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock
          ------
company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

2.50     "Principals" means Jeffrey H. Smulyan.
          ----------

2.51     "Productive Assets" means assets (including Equity Interests) that are used or usable by the Corporation
          -----------------
and/or a Restricted Subsidiary in Permitted Businesses; provided that for any Equity Interests to qualify as
Productive Assets, they must, after giving pro forma effect to the transaction in which they were acquired, be
Equity Interests of a Restricted Subsidiary.

2.52     "Reference Period" means, with regard to any Person, the four full fiscal quarters (or such lesser
          ----------------
period during which such Person has been in existence) ended immediately preceding any date upon which any determination or calculation is to be made pursuant to the terms of this Exhibit B.

2.53     "Registration Rights Agreement" means the registration rights agreement to be entered into by Escrow
          -----------------------------
Corp. on or before March 27, 2001 relating in part to the registration of the Senior Discount Notes with the
Commission.

2.54      "Related Party" with respect to any Principal means:
           -------------

         (1)      any controlling stockholder, 80% (or more) owned Subsidiary of such Principal;

         (2)      any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1); or

         (3)      a spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts or other entities established by or for the benefit of any of the foregoing or established by any of the foregoing for charitable purposes, or any other person or entity in which the foregoing persons or entities exercise control.

2.55     "Reorganization" means either (i) the transfer of all of the Corporation's assets and liabilities
          --------------
(including indebtedness under its credit facility and outstanding senior subordinated notes) to a newly-formed subsidiary or (ii) a merger whereby a new holding company, Emmis Holdings, will acquire all of the capital stock of the Corporation, and the stockholders of the Corporation will become stockholders of Emmis Holdings.

2.56     "Restricted Investment" means an Investment other than a Permitted Investment.
          ---------------------

2.57     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an
          ---------------------
Unrestricted Subsidiary.

2.58     "Senior Discount Notes" means the 12.50% Senior Discount Notes due 2011 of Escrow Corp.
          ---------------------

2.59     "Senior Subordinated Notes" means the 8.125% Senior Subordinated Notes due 2009 of the Corporation.
          -------------------------

2.60     "Series A Preferred Stock" means the Corporation's 6.25% Series A Cumulative Convertible Preferred Stock.
          ------------------------

2.61     "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person
          ----------------------
that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on March 27, 2001.

2.62      "Subsidiary" means, with respect to any Person:
           ----------

         (1)      any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency)
         to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2)      any partnership (a) the sole general partner or the managing general partner of which is such
         Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

2.63      "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of
           -------------
United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal
Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the
Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to March 15, 2006; provided, however, that if the period from the Redemption Date to March 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

2.64      "Unrestricted Subsidiary" means (i) Game Warden Wildlife Journal Magazine, LLC, an Indiana limited
           -----------------------
liability company, Country Sampler Stores, LLC, an Illinois limited liability company), Radio Hungaria Co., Ltd.
(a Hungarian corporation), Emmis Escrow Corporation, an Indiana corporation, and Emmis Escrow Holding
Corporation, an Indiana corporation, and (ii) any Subsidiary of the Corporation that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary:

         (1)      has no Indebtedness other than Non-Recourse Debt;

         (2)      is not party to any agreement, contract, arrangement or understanding with the Corporation or any Restricted Subsidiary of the Corporation unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation;

         (3)      is a Person with respect to which neither the Corporation nor any of its Restricted
         Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or
         (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

         (4)      has not guaranteed or otherwise directly or indirectly provided credit support for any
         Indebtedness of the Corporation or any of its Restricted Subsidiaries; and

         (5)      has at least one director on its board of directors that is not a director or executive officer of the Corporation or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Corporation or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the transfer agent by filing with the transfer agent a certified copy of the Board Resolution giving effect to such designation and an Officers'
Certificate certifying that such designation complied with the foregoing conditions and was permitted by subsection 11.1. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an
Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Exhibit
B and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the
Corporation as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under subsection 11.2, the Corporation shall be in default of such covenant).  The Board of Directors of the
Corporation may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the
Corporation of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under subsection 11.2, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Voting rights
Triggering Event (as defined in subsection 9.2) would occur or be in existence following such designation.

2.65     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time
          ------------
entitled to vote in the election of the Board of Directors of such Person.

2.66     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or series or class of
          ---------------------------------
preferred stock at any date, the number of years obtained by dividing:

         (1)      the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years
         (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)      the then outstanding principal amount of such Indebtedness or the aggregate liquidation preference of such preferred stock, as the case may be.

2.67      "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of
           ----------------------------------
the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares)
shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

3.       Dividends.
         ---------

3.1      When the Board of Directors declares dividends out of legally available company funds, the holders of the Senior Preferred Stock, who are holders of record as of the preceding March 1 and September 1 (each, a
"Record Date"), will be entitled to receive cumulative preferential dividends at the rate per share of 12.50% per
------------
annum.  Dividends on the Senior Preferred Stock will be payable semi-annually in arrears on March 15 and
September 15 of each year (each, a "Dividend Payment Date").
                                    ---------------------

3.2      On or prior to March 15, 2006, the Corporation may, at its option, pay dividends:

         (1)      in cash; or

         (2)      in additional fully-paid and non-assessable shares of Senior Preferred Stock (including fractional stock) having an aggregate Liquidation Preference equal to the amount of such dividends.

3.3      After March 15, 2006, the Corporation shall pay dividends in cash only.

3.4      Dividends payable on the Senior Preferred Stock will be:

         (1)      computed on the basis of a 360-day year comprised of twelve 30-day months; and

         (2)      accrue on a daily basis.

3.5      Dividends on the Senior Preferred Stock will accrue whether or not:

         (1)      the Corporation has earnings or profits;

         (2)      there are funds legally available for the payment of such dividends; or

         (3)      dividends are declared.

3.6      Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the quarterly period to which they relate.  Accumulated unpaid dividends will accrue dividends at the rate of 12.50% per annum.  The Corporation must take all actions required or permitted under Indiana law to permit the payment of dividends on the Senior Preferred Stock.

3.7      For any dividend period, the Corporation will not declare or pay upon, or set any sum apart for the payment of dividends upon any outstanding Senior Preferred Stock unless it has declared and paid upon, or declared and set apart a sufficient sum for the payment of dividends upon, all outstanding Senior Preferred Stock for all preceding dividend periods.

3.8      Unless the Corporation has declared and paid upon, or declared and set apart a sufficient sum for the payment of, full cumulative dividends on all outstanding Senior Preferred Stock due for all past dividend periods, then:

         (1)      no dividend (other than a dividend payable solely in stock of any class of stock ranking junior to Senior Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Corporation (any such stock, "Junior Securities")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Junior Securities;

         (2)      no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any Junior Securities;

         (3)      no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value
         (excluding purchases, redemptions, acquisitions and retirements for value of Junior Securities permitted by subsection 11.1(b)) by the Corporation or any of its Restricted Subsidiaries; and

         (4)      no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any Junior Securities by the Corporation or any of its Restricted Subsidiaries.

3.9      When dividends, if any, are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Senior Preferred Stock, the Series A Preferred Stock and any other class of Parity Securities, all dividends declared upon the Senior Preferred Stock, the Series A Preferred Stock and such Parity Securities will be declared pro rata so that the amount of dividends declared per share of the Senior Preferred Stock and per share of the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accumulated dividends per share of the Senior Preferred Stock, the Series A Preferred Stock and
such Parity Securities bear to each other.  Holders of the Senior Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

4.       Mandatory Redemption.  On March 15, 2011 (the "Mandatory Redemption Date"), the Corporation shall redeem
         --------------------                           -------------------------
(subject to it having sufficient legally available funds) all outstanding Senior Preferred Stock at a price in cash equal to the Liquidation Preference, plus accrued and unpaid dividends, if any, to the date of redemption.
The Corporation is not required to make sinking fund payments with respect to the Senior Preferred Stock.  The
Corporation shall take all actions required or permitted under Indiana law to permit such redemption.

5.       Optional Redemption.
         -------------------

5.1      At any time prior to March 15, 2004, the Corporation may on any one or more occasions redeem up to 35%
of the aggregate Liquidation Preference of the Senior Preferred Stock then outstanding at a redemption price of
113.25% of the Liquidation Preference thereof, plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

         (1)      at least 65% of the aggregate Liquidation Preference of Senior Preferred Stock remains outstanding immediately after the occurrence of such redemption (excluding Senior Preferred Stock held by the Corporation and its Subsidiaries); and

         (2)      the redemption must occur within 90 days after the date of the closing of such Equity Offering.

5.2      On or after March 15, 2006, the Corporation may redeem all or any part of the Senior Preferred Stock upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the
Liquidation Preference) set forth below plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

                Year                                                                        Percentage
                ----                                                                        ----------
                2006 ..............................................................          106.625%
                2007 ..............................................................          104.417%
                2008 ..............................................................          102.208%
                2009 and thereafter ...............................................          100.000%

5.3      At any time prior to March 15, 2006, the Corporation may also redeem all or a part of the Senior
Preferred Stock upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the Liquidation Preference thereof plus the
Applicable Premium as of, and accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption (the "Redemption Date").
                 ---------------

6.       Selection and Notice; Procedure for Redemption.
         ----------------------------------------------

6.1      If less than all of the Senior Preferred Stock is to be redeemed at any time, the transfer agent shall select Senior Preferred Stock for redemption as follows:

         (1)      if the Senior Preferred Stock is listed, in compliance with the requirements of the principal national securities exchange on which the Senior Preferred Stock is listed; or

         (2)      If the Senior Preferred Stock is not so listed, on a pro rata basis, by lot or by such method as the transfer agent shall deem fair and appropriate.

6.2      Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Preferred Stock to be redeemed at its registered address.  Notices of redemption may not be conditional.

6.3      If any Senior Preferred Stock is to be redeemed in part only, the notice of redemption that relates to that Senior Preferred Stock shall state the portion of the Liquidation Preference thereof to be redeemed. Senior
Preferred Stock called for redemption becomes due on the date fixed for redemption.  On and after the redemption date, dividends cease to accrue on Senior Preferred Stock or portions thereof called for redemption.

6.4      Not less than 30 nor more than 60 days previous to the date fixed for redemption by the Board of
Directors, a notice specifying the time and place thereof shall be given to the holders of record of the Senior
Preferred Stock to be redeemed by first class mail at their respective addresses as the same shall appear on the books of the Corporation; provided, however, that no failure to mail such notice, nor any defect therein, nor in the mailing thereof, shall affect the validity of the proceedings for the redemption of any of the Senior
Preferred Stock to be redeemed.  Upon the redemption date, the Corporation shall pay over the redemption price to the holders of the shares upon the endorsement and surrender of the certificates for such shares by the holders of the Senior Preferred Stock.

6.5      On or before any redemption date, each holder of shares of Senior Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, in the manner and at the place designated in the notice of redemption and on the redemption date, the full redemption price, payable in cash, for such shares of Senior Preferred Stock shall be paid or delivered to the person whose name appears on such certificate or certificates as the owner thereof, and the shares represented by each surrendered certificate shall be returned to authorized but unissued shares of preferred stock of any or no series. Upon surrender (in accordance with the notice of redemption) of the certificate or certificates representing any shares to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the redemption price. If fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without costs to the holder thereof, together with the amount of cash, if any, in lieu of fractional shares.

7.       Change of Control.
         -----------------

7.1      If a Change of Control occurs, each holder of Senior Preferred Stock will have the right to require the
Corporation to repurchase all or any part (but not any fractional shares) of such holder's Senior Preferred Stock pursuant to the offer described below (the "Change of Control Offer").  In the Change of Control Offer, the
                                            -----------------------
Corporation shall offer a payment in cash equal to 101% of the aggregate Liquidation Preference of Senior
Preferred Stock repurchased plus accrued and unpaid dividends and Liquidated Damages thereon, if any (subject to the right of holders of record on the relevant record date to receive dividends and Liquidated Damages, if any, due on the relevant dividend payment date), to the date of purchase (the "Change of Control Payment").  Within 30
                                                                          -------------------------
days following any Change of Control, the Corporation shall mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Preferred
Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required
                                          ------------------------------
by this Exhibit B and described in such notice.

7.2      On the Change of Control Payment Date, the Corporation shall, to the extent lawful:

         (1)      accept for payment all Senior Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer;

         (2)      deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Preferred Stock or portions thereof so tendered; and

         (3)      deliver or cause to be delivered to the transfer agent the Senior Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of Senior Preferred
         Stock or portions thereof being purchased by the Corporation.

7.3      The Corporation shall promptly mail to each holder of Senior Preferred Stock so tendered the Change of
Control Payment for such Senior Preferred Stock, and the transfer agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the Senior Preferred Stock equal in Liquidation Preference to any unpurchased portion of the Senior Preferred Stock surrendered, if any.

7.4      The Change of Control provisions in this Section 7 shall be applicable whether or not any other provisions of this Exhibit B are applicable.  The Corporation shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any
Change of Control Offer.  To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described above by virtue thereof.

7.5      The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 7 applicable to a Change of Control Offer made by the Corporation and purchases all Senior Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.  The provisions in this Section 7 relative to the Corporation's obligation to make an offer to repurchase the Senior
Preferred Stock as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in Liquidation Preference of the Senior Preferred Stock then outstanding.

7.6      The Corporation shall not be required to repurchase any Senior Preferred Stock pursuant to this Section
7 unless such repurchase complies with the restricted payments covenant contained in the existing and future
Indebtedness of the Corporation; provided that if the Corporation does not make a Change of Control Offer or does not repurchase any Senior Preferred Stock pursuant to a Change of Control Offer, then such failure shall constitute a Voting Rights Triggering Event.

7.7      Notwithstanding the foregoing, the Escrow Corp. Merger, the Reorganization or a merger with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company shall not constitute a "Change of Control."

8.       Asset Sales.
         -----------

8.1      The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an
Asset Sale unless:

         (1)      the Corporation (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of:

         (2)      such fair market value is determined by the Corporation's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the transfer agent; and

         (3)      at least 75% of the consideration therefor received by the Corporation or such Restricted
         Subsidiary is in the form of cash.  For purposes of this provision, each of the following shall be deemed to be cash:

                      (a)  any liabilities (as shown on the Corporation's or such Restricted Subsidiary's most recent balance sheet), of the Corporation or any Restricted Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Corporation or such Restricted Subsidiary from further liability; and

                      (b)  any securities, notes or other obligations received by the Corporation or any such
                  Restricted Subsidiary from such transferee that are converted by the Corporation or such
                  Restricted Subsidiary into cash within 30 days after receipt (to the extent of the cash received in that conversion).

8.2      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Corporation and any
Restricted Subsidiary may apply such Net Proceeds at its option:

         (1)      to repay Indebtedness;

         (2)      to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business that is owned by the Corporation;

         (3)      to make a capital expenditure; or

         (4)      to acquire assets that are used or useful in a Permitted Business that is owned by the
         Corporation.

8.3      Pending the final application of any such Net Proceeds, the Corporation may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Exhibit B.

8.4      Notwithstanding Subsections 7.2 and 7.3, the Corporation and its Restricted Subsidiaries shall be permitted to consummate an Asset Sale without complying with such subsections to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable
Securities and (ii) such Asset Sale is for fair market value (as determined in good faith by the Board of
Directors and certified to in an Officer's Certificate); provided that any cash consideration not constituting
Productive Assets received by the Corporation or any of its Restricted Subsidiaries in connection with any Asset
Sale permitted to be consummated under this paragraph shall be subject to the provisions of subsections 8.1, 8.2 and 8.3.

8.5      Any Net Proceeds from Asset Sales that are not applied or invested as provided in subsections 8.2, 8.3 and 8.4 will constitute Excess Proceeds.  When the aggregate amount of Excess Proceeds exceeds $5.0 million, the
Corporation shall make an Asset Sale Offer to all holders of Senior Preferred Stock and all holders of other preferred stock that is pari passu with the Senior Preferred Stock containing provisions similar to those set forth in this Exhibit B with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum Liquidation Preference of Senior Preferred Stock and such other pari passu preferred stock that may be purchased out of the Excess Proceeds.  To the extent that any Indebtedness of the Corporation or any
Restricted Subsidiary requires that the Corporation or any Restricted Subsidiary make a similar Asset Sale Offer, the Corporation and/or such Restricted Subsidiary may make simultaneous offers with the offer to the holder of
Senior Preferred Stock being limited to proceeds not used to repurchase such Indebtedness.  The offer price in any Asset Sale Offer shall be equal to 100% of Liquidation Preference of Senior Preferred Stock to be repurchased plus accrued and unpaid dividends and Liquidated Damages thereon, if any, to the date of purchase, and shall be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Corporation may use such Excess Proceeds for any purpose not otherwise prohibited by this Exhibit B.  If the aggregate
Liquidation Preference of the Senior Preferred Stock and such other pari passu preferred stock tendered into such
Asset Sale Offer exceeds the amount of Excess Proceeds, the transfer agent shall select the Senior Preferred
Stock and such other pari passu preferred stock to be purchased on a pro rata basis.  Upon completion of each
Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

8.6      The Asset Sale provisions described above shall be applicable whether any other provisions of this
Exhibit B are applicable.  The Corporation shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale
Offer.  To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Corporation shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

8.7      Notwithstanding the foregoing, the Corporation may not repurchase any Senior Preferred Stock pursuant to this provision unless such repurchase complies with the restricted payments covenant contained in the existing and future Indebtedness of the Corporation and its Subsidiaries; provided that if the Corporation does not make an Asset Sale Offer or does not repurchase any Senior Preferred Stock pursuant to an Asset Sale Offer, then such failure shall constitute a Voting Rights Triggering Event.

8.8      Notwithstanding the foregoing, the Escrow Corp. Merger or the Reorganization or a merger with an
Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company shall not constitute an "Asset Sale."

9.       Voting.
         ------

9.1      Holders of record of Senior Preferred Stock shall have no voting rights except as required by law or as set forth in this section.

9.2      The number of members of the Corporation's Board of Directors will immediately and automatically increase by two, and the holders of a majority of the outstanding Senior Preferred Stock, voting separately as a class together with holders of the Series A Preferred Stock and all other Parity Securities having similar voting rights, may elect two members to the Board of Directors of the Corporation, upon the occurrence of any of the following events (each, a "Voting Rights Triggering Event"):
                           ------------------------------

         (1)      the accumulation of accrued and unpaid dividends on the outstanding Senior Preferred Stock (or after September 15, 2006, if such dividends are not paid in cash) in an amount equal to three full semi-annual dividends (whether or not consecutive);

         (2)      failure by the Corporation to comply with any mandatory redemption obligation with respect to the Senior Preferred Stock or the failure to make an Asset Sale Offer or Change of Control Offer in accordance with the provisions of this Exhibit C and/or the failure to repurchase Senior Preferred Stock pursuant to such offers;

         (3)      failure by the Corporation to make a Change of Control Offer or to repurchase any Senior
         Preferred Stock pursuant to a Change of Control Offer in reliance on subsection 7.6 and the failure by the Corporation to make an Asset Sale Offer or to repurchase any Senior Preferred Stock pursuant to an
         Asset Sale Offer in reliance on subsection 8.7;

         (4)      failure by the Corporation or any of its Restricted Subsidiaries to comply with any of the other covenants or agreements set forth in this Exhibit B and the continuance of such failure for 60 consecutive days after notice to the Corporation by holders of record of the Senior Preferred Stock representing 25% of the outstanding shares of the Senior Preferred Stock;

         (5)      defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Corporation or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Corporation or any of its
         Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the
         Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such
                                         ---------------
         Indebtedness prior to its express maturity and, in each case, the principal amount of any such
         Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; or

         (6)      the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors (a "Bankruptcy Law"):
                               --------------

(i)      commences a voluntary case,

(ii)     consents to the entry of an order for relief against it in an involuntary case,

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(iv)     makes a general assignment for the benefit of its creditors, or

                  (v)      generally is not paying its debts as they become due; or

         (7)  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (i)      is for relief against the Corporation or any of its Restricted Subsidiaries that is a
         Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case,

                  (ii)     appoints a custodian of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Corporation or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted
         Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or

                  (iii)    orders the liquidation of the Corporation or any of its Restricted Subsidiaries;

         and the order or decree remains unstayed and in effect for 60 consecutive days.

9.3      The term of office of the directors elected as a result of a Voting Rights Triggering Event shall continue until all dividends in arrears on the Senior Preferred Stock are paid in full and all other Voting
Rights Triggering Events have been cured or waived, at which time the term of office of any such directors shall terminate.

10.      Liquidation Rights.
         ------------------

10.1     Each holder of the Senior Preferred Stock shall be entitled to payment, out of the assets of the
Corporation available for distribution, of an amount equal to the Liquidation Preference per Senior Preferred
Stock held by such holder, plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior
Securities, including, without limitation, common stock of the Corporation, upon any:

         (1)      voluntary or involuntary liquidation, dissolution or winding up of the affairs of the
         Corporation; or

         (2)      reduction or decrease in the Corporation's capital stock resulting in a distribution of assets to the holders of any class or series of the Corporation's capital stock (a "reduction or decrease in
                                                                                      -------------------------
         capital stock").
         -------------

10.2     After payment in full of the Liquidation Preference and all accrued dividends, if any, to which holders of Senior Preferred Stock are entitled, such holders may not further participate in any distribution of assets of the Corporation.  Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in capital stock.

10.3     If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the shares of the Senior Preferred Stock and the Series A Preferred Stock and all
other Parity Securities are not paid in full, the holders of the shares of the Senior Preferred Stock and the
Series A Preferred Stock and all other Parity Securities shall share equally and ratably in any distribution of remaining assets of the Corporation legally available therefor in proportion to the full liquidation preference and accumulated and unpaid dividends and liquidated damages, if any, to which each is entitled.

11.      Covenants.
         ---------

11.1     Restricted Payments.
         -------------------

(a)      The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (x)      declare or pay any dividend or make any other payment or distribution on account of the
         Corporation's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation or any of its
         Restricted Subsidiaries) (other than Pari Passu Preferred Stock) or to the direct or indirect holders of the Corporation's or any of its Restricted Subsidiaries' Equity Interests (other than Pari Passu
         Preferred Stock) in their capacity as such (other than dividends or distributions payable in Equity
         Interests (other than Disqualified Stock) of the Corporation or to the Corporation or a Restricted
         Subsidiary of the Corporation),

         (y)      purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Corporation) any Equity Interests of the
         Corporation (other than Pari Passu Preferred Stock) or any direct or indirect parent of the Corporation or any Restricted Subsidiary of the Corporation (other than any such Equity Interests owned by the
         Corporation or any Restricted Subsidiary of the Corporation), or

         (z)      make any Restricted Investment (all such payments and other actions set forth in clauses (x)
         through (z) above being collectively referred to as "Restricted Payments");
                                                              -------------------

unless, at the time of and after giving effect to such Restricted Payment:

         (1)      no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof; and

         (2)      the Corporation would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Junior Disqualified Preferred Stock pursuant to clause (C) of the Leverage Ratio test set forth in subsection 11.2(a); and

         (3)      such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Corporation and its Restricted Subsidiaries after March 27, 2001 (excluding Restricted
         Payments permitted by clauses (2), (3) and (5) of subsection 11.1(b)), is less than the sum, without duplication, of:

                      (A)  (i) the aggregate Consolidated EBITDA of the Corporation for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after February 12,
                  1999 to the end of the Corporation's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the event aggregate Consolidated EBITDA for such period is a deficit, then minus such deficit) less (ii)
                  1.4 times the aggregate Fixed Charges of the Corporation for the same period; plus

                      (B)  the aggregate net cash proceeds and the fair value, determined in good faith by the
                  Board of Directors, of any non-cash consideration, in each case, received by the Corporation since February 12, 1999 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Corporation (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities, of the Corporation that have been converted into or exchanged for such Equity
                  Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a
                  Subsidiary of the Corporation); plus

                      (C)  to the extent that any Restricted Investment that was made after February 12, 1999 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

                      (D)  if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of
                  Directors) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to the Corporation or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after February 12, 1999; plus

                      (E)  without duplication of any of the foregoing, the aggregate amount returned in cash on or with respect to Restricted Investments made subsequent to February 12, 1999, whether through interest payments, principal payments, dividends or other distributions or payments; plus

                      (F)  $10.0 million.

(b)      So long as no Voting Rights Triggering Event has occurred and is continuing or would be caused thereby, subsection 11.1(a) shall not prohibit:

         (1)      the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Exhibit B;

         (2)      the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Corporation in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of the Corporation) of, any Equity Interests of the Corporation (other than any Disqualified Stock); provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (3)(B) of subsection 11.1(a);

         (3)      the payment of any dividend by a Restricted Subsidiary of the Corporation to the holders of its common Equity Interests on a pro rata basis;

         (4)      the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation or any Restricted Subsidiary of the Corporation held by any former member of the
         Corporation's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of March 27, 2001; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

         (5)      the repurchase of Equity Interests of the Corporation deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; or

         (6)      the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Corporation in an amount not to exceed $25.0 million under this clause (6).

(c)      In determining whether any payment is permitted by this subsection 11.1, the Corporation may allocate or reallocate, among clauses (1) through (6) of subsection 11.1(b) or among such clauses and subsection 11.1(a), all or any portion of such payment and all or any portion of any payment previously allocated; provided that, after giving effect to such allocation or reallocation, all such payments (or allocated portions of such payments)
would be permitted under the various provisions of this covenant.

(d)      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event.  For purposes of making such determination, all outstanding Investments by the Corporation and its Restricted Subsidiaries (except to the extent repaid in cash)
in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under subsection 11.1(a)(3).  All such outstanding
Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such
Investments at the time of such designation.  Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an
Unrestricted Subsidiary.  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted
Subsidiary if such designation would not cause a Voting Rights Triggering Event.

(e)      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any property, assets or Investments required by this covenant to be determined shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the transfer agent.

(f)      In making the computations required by this subsection 11.1:

         (1)      the Corporation may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Corporation for the remaining portion of such period; and

         (2)      the Corporation may rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.

(g)      If the Corporation makes a Restricted Payment that, at the time of the making of such Restricted
Payment, would in the good faith determination of the Corporation be permitted under the requirements of this
Exhibit B, such Restricted Payment will be deemed to have been made in compliance with this Exhibit B notwithstanding any subsequent adjustments made in good faith to the Corporation's financial statements for any period which adjustments affect any of the financial data used to make the calculations with respect to such
Restricted Payment.

11.2     Incurrence of Indebtedness and Issuance of Preferred Stock.
         ----------------------------------------------------------

(a)      The Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the
                                           -----
Corporation will not issue any Pari Passu Preferred Stock or Disqualified Stock and will not permit any of its
Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (A) the Corporation and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and the Corporation may issue Pari
Passu Preferred Stock or Disqualified Stock, if the Leverage Ratio of the Corporation (without giving effect to any Pari Passu Preferred Stock that is not Disqualified Stock) for the Reference Period immediately preceding the date on which such additional Indebtedness is incurred or such Pari Passu Preferred Stock or Disqualified Stock is issued would not have been greater than 7.0 to 1, (B) the Corporation may issue Pari Passu Preferred Stock if the Leverage Ratio of the Corporation for the Reference Period immediately preceding the date on which such Pari
Passu Preferred Stock is issued would not have been greater than 7.5 to 1 and (C) the Corporation may issue
Junior Disqualified Preferred Stock if the Leverage Ratio of the Corporation for the Reference Period immediately preceding the date on which such Junior Disqualified Preferred Stock is issued would not have been greater than
8.0 to 1, in the case of each of (A), (B) and (C) determined on a pro forma basis (after giving pro forma effect to such incurrence or issuance and to the application of the net proceeds therefrom) and in accordance with the definition of Leverage Ratio.

(b)      Subsection 11.2(a) will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following securities (collectively, "Preferred Stock Permitted Debt"):
                                                            ------------------------------

         (1)      the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate amount of all Indebtedness of the Corporation and the
         Restricted Subsidiaries outstanding under the Credit Facilities after giving effect to such incurrence does not exceed an amount equal to $750.0 million less the aggregate amount of all Net Proceeds of Asset
         Sales applied by the Corporation or any of its Restricted Subsidiaries since the Issue Date to repay
         Indebtedness under the Credit Facilities pursuant to Section 8;

         (2)      the incurrence by the Corporation and its Restricted Subsidiaries of the Existing Indebtedness;

         (3)      the incurrence by the Corporation or any of its Restricted Subsidiaries of Indebtedness
         represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Corporation or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

         (4)      the incurrence by the Corporation or any of its Restricted Subsidiaries of Permitted
         Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness of the Corporation or any of its Restricted Subsidiaries or Pari Passu Preferred
         Stock or Disqualified Stock of the Corporation (other than intercompany Indebtedness) that was permitted by this Exhibit B to be incurred under the first paragraph hereof or clauses (2), (3), (7), (8), (10) or
         (12) of this subsection 11.2(b);

         (5)      the incurrence by the Corporation or any of its Restricted Subsidiaries of intercompany
         Indebtedness between or among the Corporation and any of its Restricted Subsidiaries; provided, that:
         (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Corporation or a Restricted
         Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the
         Corporation or such Restricted Subsidiary, as the case may be;

         (6)      the incurrence by the Corporation or any of its Restricted Subsidiaries of Hedging Obligations
         that are incurred for the purpose of fixing or hedging foreign currency risk or interest rate risk with respect to any Indebtedness that is permitted by the terms of this Exhibit B to be outstanding;

         (7)      the guarantee by the Corporation or any of its Restricted Subsidiaries of Indebtedness of the
         Corporation or a Restricted Subsidiary of the Corporation that was permitted to be incurred by another provision of this Exhibit B;

         (8)      the incurrence by the Corporation or any of its Restricted Subsidiaries of additional
         Indebtedness or Pari Passu Preferred Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness or Pari Passu Preferred Stock incurred pursuant to this clause (8), not to exceed $25 million;

         (9)      the incurrence by the Corporation's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary,
         such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the
         Corporation that was not permitted by this clause (9);

         (10)     the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (provided, in each such case, that the amount thereof is included in Fixed Charges of the Corporation as accrued), and the payment of dividends on Disqualified Stock or Pari Passu Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Pari Passu Preferred Stock;

         (11)     the incurrence by the Corporation or any of its Restricted Subsidiaries Indebtedness of up to
         an aggregate principal amount of $250.0 million of Indebtedness under the Credit Facilities for the purpose of acquiring Permitted Businesses; and

         (12)     the issuance by the Corporation of Pari Passu Preferred Stock in an aggregate liquidation preference at any one time outstanding under this clause (12) not to exceed the greater of (a) $50.0 million or (b) two times the proceeds to the Corporation from the issuance of any Junior Securities.

(c)      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Preferred Stock Permitted Debt described in clauses (1)
through (12) of subsection 11.2(b) or is entitled to be incurred pursuant to subsection 11.2(a), the Corporation shall, in its sole discretion, classify (or later reclassify in whole or in part) such item of Indebtedness or preferred stock in any manner that complies with this covenant.  Accrual of interest or dividends, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional
Indebtedness or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this subsection 11.2.

11.3     Dividend and Other Payment Restrictions Affecting Subsidiaries.
         --------------------------------------------------------------

(a)      The Corporation shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

         (1)      pay dividends or make any other distributions to the Corporation or any of its Restricted
         Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

         (2)      pay any indebtedness owed to the Corporation or any of its Restricted Subsidiaries;

         (3)      make loans or advances to the Corporation or any of its Restricted Subsidiaries; or

         (4)      transfer any of its properties or assets to the Corporation or any of its Restricted
         Subsidiaries.

(b)      However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

         (1)      Existing Indebtedness or Indebtedness under the Credit Facilities, in each case as in effect on
         March 27, 2001, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Existing Indebtedness or in the Credit Facilities, in each case as in effect on March
         27, 2001;

         (2)      encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect on the date on which such Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced;
         provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Indebtedness of such
         Subsidiary as in effect on the date on which such Subsidiary becomes a Restricted Subsidiary;

         (3)      this Exhibit B;

         (4)      applicable law;

         (5)      any instrument governing Indebtedness or Capital Stock of a Person acquired by the Corporation or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Exhibit B to be incurred;

         (6)      customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

         (7)      any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

         (8)      Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

         (9)      Liens that limit the right of the debtor to transfer the assets subject to such Liens;
         (10)     provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

         (11)     restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

11.4     Merger, Consolidation or Sale of Assets.
         ---------------------------------------

(a)      The Corporation may not consolidate or merge with or into (whether or not the Corporation is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

         (1)      the Corporation is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

         (2)      the entity or Person formed by or surviving any such consolidation or merger (if other than the
         Corporation) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made issues preferred stock with terms substantially the same as those of the Senior Preferred Stock pursuant to agreements reasonably satisfactory to the Corporation's transfer agent;

         (3)      immediately after such transaction no Voting Rights Triggering Event exists; and

         (4)      the Corporation or the entity or Person formed by or surviving any such consolidation or merger
         (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

                      (a)  will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Corporation immediately preceding the transaction; and

                      (b)  will, on the date of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Junior Disqualified Preferred Stock pursuant to clause
                  (C) of the Leverage Ratio test in subsection 11.2(a).

         This subsection 11.4(a) shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Corporation and any of its Wholly-Owned Subsidiaries.

(b)      Notwithstanding the foregoing, the Corporation may complete the Escrow Corp. Merger, the Reorganization or merge with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company.

11.5     Transactions with Affiliates.
         ----------------------------

(a)      The Corporation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"),
                                                                                    ---------------------
unless:

                           (1)      such Affiliate Transaction is on terms that are no less favorable to the
                  Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated
                  Person; and

                           (2)      the Corporation delivers to the transfer agent:

                                    (A)     with respect to any Affiliate Transaction or series of related
                           Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate
                           Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                                    (B)     with respect to any Affiliate Transaction or series of related
                           Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the holders of the financial terms of such Affiliate
                           Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b)      The following items shall not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of subsection 11.5(a):

         (1)      any employment or indemnification arrangements or transactions relating to benefit plans with any employee, consultant or director of the Corporation or a Restricted Subsidiary that is entered into by the Corporation or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice of the Corporation or such Restricted Subsidiary;

         (2)      transactions between or among the Corporation and/or its Restricted Subsidiaries;

         (3)      payment of reasonable directors fees to Persons who are not otherwise Affiliates of the
         Corporation;

         (4)      Restricted Payments that are permitted by the provisions of this Exhibit B described in subsection 11.1;

         (5)      the Corporation and any Restricted Subsidiary may enter into an administrative services agreement or a tax sharing agreement with an Affiliate or Affiliates so long as such agreement is approved by a majority of the independent directors;

         (6)      transactions and payments contemplated by any agreement in effect on March 27, 2001 or any amendment thereto in any replacement agreement therefor, so long as any such amendment or replacement agreement, taken as a whole, is not more disadvantageous to the Corporation or such Restricted
         Subsidiary as the original agreement as in effect on March 27, 2001;

         (7)      loans and advances to employees of the Corporation or any Restricted Subsidiary in the ordinary course of business; and

         (8)      the Escrow Corp. Merger, the Reorganization and any merger with an Affiliate incorporated for the purpose of reincorporating the Corporation in another jurisdiction and/or for the purpose of forming a holding company.

11.6     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.  The Corporation:
         -----------------------------------------------------------------------------

         (1)      shall not, and shall not permit any Restricted Subsidiary of the Corporation to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the
         Corporation to any Person (other than the Corporation or a Wholly Owned Restricted Subsidiary of the
         Corporation); and

         (2)      shall not permit any Restricted Subsidiary of the Corporation to issue any of its Equity
         Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Corporation or a Wholly Owned Restricted Subsidiary of the
         Corporation,

         unless, in each such case:  (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance such Restricted Subsidiary no longer constitutes a Subsidiary and (b) the cash
         Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the Asset Sales covenant in Section 8.

12.      Other Provisions.
         ----------------

12.1     With respect to any notice to a holder of shares of Senior Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner provided in this Exhibit B shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

12.2     Senior Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, including as Parity Securities, but not as the same class as the Senior Preferred
Stock.

12.3     The shares of Senior Preferred Stock shall be issuable only in whole shares.

12.4     All notice periods referred to in this Exhibit B shall commence on the date of the mailing of the applicable notice.

                                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            EMMIS COMMUNICATIONS CORPORATION

Date:  December 13, 2001                     By: /s/ WALTER Z. BERGER
                                                Walter Z. Berger
                                                Executive Vice President
                                               (Authorized Corporate Officer),
                                                Chief Financial Officer and
                                                Treasurer